Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS FIRST QUARTER 2020 RESULTS

THE WOODLANDS, TX – May 5, 2020 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its first quarter ended March 31, 2020. Total revenues for the first quarter of 2020 were $164.6 million compared to $189.5 million for the fourth quarter of 2019 and $211.5 million for the first quarter of 2019. Net loss for the first quarter of 2020 was $12.1 million, or ($0.14) per share, compared to net loss of $17.1 million, or ($0.19) per share, for the fourth quarter of 2019, and net income of $1.3 million, or $0.01 per diluted share, for the first quarter of 2019. First quarter 2020 results include the impact of the following:
•$0.7 million of pre-tax charges for write-downs of inventory in the Fluids Systems segment ($0.6 million after-tax);
•$0.7 million of pre-tax charges for severance costs ($0.6 million after-tax), including $0.5 million in the Fluids Systems segment and $0.2 million in the Corporate office; and
•$0.9 million pre-tax loss associated with the repurchase of a portion of our convertible notes in the open market ($0.7 million after-tax).
Combined, the impact of the above items resulted in a $1.4 million increase in operating loss and a $1.9 million increase in net loss ($0.02 per share) for the first quarter of 2020.
As previously announced, the Company has implemented a number of cost reduction and capital preservation actions, primarily focused on operations supporting the deteriorating U.S. land oil and gas market, including:
•The implementation of cost reduction programs, including workforce reductions, furloughs, the suspension of the Company’s matching contributions to its U.S. defined contribution plan, and temporary salary reductions effective April 1, 2020 for a significant portion of U.S. employees, including a 15% cut to the salaries paid to executive officers and the annual cash retainers paid to all non-employee members of the Board of Directors;
•The initiation of additional actions to further reduce the operational footprint of the Fluids Systems business in U.S. land, to better align the Company’s cost structure with expected declines in market activity levels; and
•The elimination of all non-critical capital investments.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “While our immediate focus remains on the health and safety of our employees, their families and the communities where we live and work, we continue to manage through the impact of the COVID-19 pandemic, both here in the U.S. and around the world. The unprecedented collapse of the oil & gas industry created by the demand destruction of the coronavirus and the resulting imbalance of supply and demand, has caused the price of oil to decline to historical lows. Fortunately, we have been working diligently over the last several years to reduce our dependency on the US shale market, executing strategic actions across both segments. These actions have strengthened our position and diversified our revenue base, as 57% of our first quarter 2020 consolidated revenues were derived outside of the U.S. land E&P market.
“Although many actions were already underway to reduce our U.S. Fluids operational footprint and drive a more variable cost structure, we recognize that the collapse in oil prices is going to have long lasting effects on the U.S. land market, requiring additional structural action to right-size for the new market reality in our Fluids Systems segment. Outside of US land, while we expect all regions within Fluids Systems to experience some impact from the collapse in oil prices, we anticipate our heavy IOC and NOC concentration in both the international and Gulf of Mexico markets will result in greater revenue stability relative to U.S. land, consistent with our experience in 2015 and 2016,” added Howes.
“In our Mats and Integrated Services segment, apart from the immediate COVID-19 headwinds, our longer-term outlook remains relatively unchanged. Through our diversification efforts in recent years, we’ve shifted our dependency away from the U.S. land E&P markets, now generating roughly 60% of our mats segment revenue from Energy Infrastructure and other non-E&P markets, while reducing the contribution from oil-focused U.S. land basins to less than 20% of our total segment revenues. Accelerating our growth in the utilities and other non-E&P markets remains a significant focus, as the economy reopens.
“Our first quarter Fluids Systems performance was relatively in line with our expectations, posting first quarter 2020 revenues of $133 million, a 1% sequential decline. North America Fluids Systems revenues improved by $4 million sequentially, as seasonal strength in Canada and continued growth in the Gulf of Mexico were largely offset by a $7 million sequential decrease in U.S. land. For the first quarter, U.S. land contributed $58 million of revenue in Fluids Systems. Outside of North America, revenues pulled back to $46 million in the first quarter, reflecting the anticipated timing of customer activities, as well as a modest impact from COVID-related delays in March.
“In the mats segment, rental and service activity remained relatively stable during the first quarter, aside from a modest COVID-related slowdown due to logistical limitations in March. Product sales declined to $4 million in the first quarter, as several anticipated sales orders in the U.S. and European markets were delayed by customers citing growing market uncertainty related to the COVID-19 shutdown.”
Howes continued, “Consistent with our plans, we began to address our December 2021 convertible bond maturity by purchasing 15% of our outstanding bonds during the quarter, using available liquidity under our bank facility. Despite the impact of a temporary lag in customer payment timing near the end of the quarter and growth in our mats inventory caused by customer order delays, free cash flow remained positive for the first quarter, and we remain committed to taking the necessary actions to ensure free cash flow generation through the oil and gas industry downturn.
“Also, we are proud to announce that we have recently joined the fight against COVID-19, leveraging our chemical blending capacity and expertise to help meet the increased need for a variety of cleaning products,” added Howes. “After recently obtaining the necessary regulatory approvals from the Food and Drug Administration and the Environmental Protection Agency, production of certain cleaning products is now underway in our Fluids Systems chemical blending plant located in Conroe, Texas, where we are now fulfilling our first customer order and expect production to ramp up over the next several months to meet the sustainable increase in demand.”

Segment Results
The Fluids Systems segment generated revenues of $132.8 million for the first quarter of 2020 compared to $134.6 million for the fourth quarter of 2019 and $160.7 million for the first quarter of 2019. Segment operating loss was $2.3 million for the first quarter of 2020 compared to an operating loss of $18.1 million for the fourth quarter of 2019 and operating income of $3.9 million for the first quarter of 2019. Operating loss for the first quarter of 2020 includes a total of $1.2 million of charges associated with inventory write-downs and severance costs. Operating loss for the fourth quarter of 2019 includes an $11.4 million non-cash impairment of goodwill and a total of $5.6 million of charges associated with facility closures and related exit costs, inventory write-downs, and severance costs.
The Mats and Integrated Services segment generated revenues of $31.7 million for the first quarter of 2020 compared to $54.9 million for the fourth quarter of 2019 and $50.8 million for the first quarter of 2019. Segment operating income was $3.1 million for the first quarter of 2020 compared to $14.6 million for the fourth quarter of 2019 and $13.5 million for the first quarter of 2019.
Repurchase of Convertible Notes due December 2021
During the first quarter of 2020, we repurchased $14.5 million of our Convertible Notes due December 2021 in the open market for a total cost of $13.8 million. Despite purchasing the notes at a discount to par, we recognized a $0.9 million loss on the extinguishment of debt from the non-cash write-off of $1.6 million of unamortized debt discount and issuance costs associated with the purchased notes. After giving effect to the repurchase, we have $85.5 million of Convertible Notes outstanding.

Conference Call
Newpark has scheduled a conference call to discuss first quarter of 2020 results and its near-term operational outlook, which will be broadcast live over the Internet, on Wednesday, May 6, 2020 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 20, 2020 and may be accessed by dialing 201-612-7415 and using pass code 13701511#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of value-added fluids and chemistry solutions in the oilfield, and engineered worksite and access solutions used in various commercial markets. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2019, and its Current Report on Form 8-K filed May 5, 2020 as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the availability of raw materials; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our ability to execute our business strategy and make successful business acquisitions and capital investments; our market competition; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our compliance with environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; the potential impairments of goodwill and long-lived intangible assets; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; cybersecurity breaches or business system disruptions; and fluctuations in the market value of our publicly traded securities, including our ability to maintain compliance with the New York Stock Exchange’s continued listing requirements. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
Revenues	$164,550	$189,471	$211,473
Cost of revenues	146,084	162,400	174,976
Selling, general and administrative expenses	24,696	27,598	30,742
Other operating (income) loss, net	(344)	537	76
Goodwill impairment	—	11,422	—
Operating income (loss)	(5,886)	(12,486)	5,679

Foreign currency exchange (gain) loss	1,982	(1,572)	(1,062)
Interest expense, net	3,201	3,562	3,656
Loss on extinguishment of debt	915	—	—
Income (loss) before income taxes	(11,984)	(14,476)	3,085

Provision for income taxes	164	2,617	1,803
Net income (loss)	$(12,148)	$(17,093)	$1,282

Calculation of EPS:
Net income (loss) - basic and diluted	$(12,148)	$(17,093)	$1,282

Weighted average common shares outstanding - basic	89,645	89,543	90,111
Dilutive effect of stock options and restricted stock awards	—	—	2,267
Dilutive effect of Convertible Notes	—	—	—
Weighted average common shares outstanding - diluted	89,645	89,543	92,378

Net income (loss) per common share - basic:	$(0.14)	$(0.19)	$0.01
Net income (loss) per common share - diluted:	$(0.14)	$(0.19)	$0.01

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Revenues
Fluids systems	$132,805	$134,573	$160,653
Mats and integrated services	31,745	54,898	50,820
Total revenues	$164,550	$189,471	$211,473

Operating income (loss)
Fluids systems (1)	$(2,268)	$(18,137)	$3,874
Mats and integrated services	3,062	14,603	13,538
Corporate office (2)	(6,680)	(8,952)	(11,733)
Total operating income (loss)	$(5,886)	$(12,486)	$5,679

Segment operating margin
Fluids systems	(1.7)%	(13.5)%	2.4%
Mats and integrated services	9.6%	26.6%	26.6%
(1)Fluids Systems operating loss for the three months ended March 31, 2020 includes a total of $1.2 million of charges associated with inventory write-downs and severance costs. Fluids Systems operating loss for the three months ended December 31, 2019 includes a total of $17.0 million of charges, consisting of an $11.4 million non-cash impairment of goodwill and a total of $5.6 million of charges associated with facility closures and related exit costs, inventory write-downs, and severance costs. Fluids Systems operating income for the three months ended March 31, 2019 includes $1.1 million of charges associated with the modification of the Company's retirement policy and severance costs.
(2)Corporate office expenses for the three months ended March 31, 2020 includes a total of $0.2 million of charges associated with severance costs. Corporate office expenses for the three months ended December 31, 2019 includes a total of $1.1 million of charges associated with severance costs. Corporate office expenses for the three months ended March 31, 2019 includes $3.4 million of charges associated with the modification of the Company's retirement policy.

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$49,064	$48,672
Receivables, net	197,440	216,714
Inventories	187,979	196,897
Prepaid expenses and other current assets	16,241	16,526
Total current assets	450,724	478,809

Property, plant and equipment, net	305,732	310,409
Operating lease assets	32,049	32,009
Goodwill	42,108	42,332
Other intangible assets, net	28,032	29,677
Deferred tax assets	5,077	3,600
Other assets	3,110	3,243
Total assets	$866,832	$900,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$6,981	$6,335
Accounts payable	69,940	79,777
Accrued liabilities	36,335	42,750
Total current liabilities	113,256	128,862

Long-term debt, less current portion	155,965	153,538
Noncurrent operating lease liabilities	26,546	26,946
Deferred tax liabilities	32,614	34,247
Other noncurrent liabilities	8,092	7,841
Total liabilities	336,473	351,434

Common stock, $0.01 par value (200,000,000 shares authorized and 106,696,719 and 106,696,719 shares issued, respectively)	1,067	1,067
Paid-in capital	622,115	620,626
Accumulated other comprehensive loss	(75,440)	(67,947)
Retained earnings	120,501	134,119
Treasury stock, at cost (16,797,666 and 16,958,418 shares, respectively)	(137,884)	(139,220)
Total stockholders’ equity	530,359	548,645
Total liabilities and stockholders' equity	$866,832	$900,079

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2020	2019
Cash flows from operating activities:
Net income (loss)	$(12,148)	$1,282
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	11,453	11,438
Stock-based compensation expense	1,592	4,969
Provision for deferred income taxes	(2,801)	(438)
Credit loss expense	20	386
Gain on sale of assets	(1,033)	(2,339)
Loss on extinguishment of debt	915	—
Amortization of original issue discount and debt issuance costs	1,573	1,481
Change in assets and liabilities:
Decrease in receivables	10,652	5,300
Decrease in inventories	5,466	10,139
Increase in other assets	(644)	(273)
Decrease in accounts payable	(9,842)	(15,149)
Decrease in accrued liabilities and other	(815)	(14,527)
Net cash provided by operating activities	4,388	2,269

Cash flows from investing activities:
Capital expenditures	(6,649)	(17,467)
Proceeds from sale of property, plant and equipment	3,673	1,771
Net cash used in investing activities	(2,976)	(15,696)

Cash flows from financing activities:
Borrowings on lines of credit	74,909	80,656
Payments on lines of credit	(58,948)	(61,524)
Purchases of Convertible Notes	(13,775)	—
Debt issuance costs	—	(927)
Proceeds from employee stock plans	—	330
Purchases of treasury stock	(32)	(5,013)
Other financing activities	(1,218)	(1,169)
Net cash provided by financing activities	936	12,353

Effect of exchange rate changes on cash	(2,576)	(581)

Net decrease in cash, cash equivalents, and restricted cash	(228)	(1,655)
Cash, cash equivalents, and restricted cash at beginning of period	56,863	64,266
Cash, cash equivalents, and restricted cash at end of period	$56,635	$62,611

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Free Cash Flow, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
EBITDA and EBITDA Margin
The following tables reconcile the Company’s net income (loss) or segment operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measure of EBITDA:

Consolidated	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Net income (loss) (GAAP) (1)	$(12,148)	$(17,093)	$1,282
Interest expense, net	3,201	3,562	3,656
Provision for income taxes	164	2,617	1,803
Depreciation and amortization	11,453	12,253	11,438
EBITDA (non-GAAP) (1)	$2,670	$1,339	$18,179
(1)Net loss and EBITDA for the three months ended March 31, 2020 include a total of $2.3 million of charges, consisting of a $0.9 million loss associated with the purchase of a portion of our convertible notes on the open market and a total of $1.4 million of charges associated with inventory write-downs and severance costs. Net loss and EBITDA for the three months ended December 31, 2019 include a total of $18.1 million of charges, consisting of an $11.4 million non-cash impairment of goodwill and a total of $6.7 million of charges associated with facility closures and related exit costs, inventory write-downs, and severance costs. Net loss and EBITDA for the three months ended March 31, 2019 include a total of $4.5 million of charges associated with the modification of the Company's retirement policy and severance costs.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Fluids Systems	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Operating income (loss) (GAAP) (1)	$(2,268)	$(18,137)	$3,874
Depreciation and amortization	5,234	5,691	5,076
EBITDA (non-GAAP) (1)	2,966	(12,446)	8,950
Revenues	132,805	134,573	160,653
Operating Margin (GAAP)	(1.7)%	(13.5)%	2.4%
EBITDA Margin (non-GAAP)	2.2%	(9.2)%	5.6%
(1)Operating loss and EBITDA for the three months ended March 31, 2020 includes a total of $1.2 million of charges associated with inventory write-downs and severance costs. Operating loss and EBITDA for the three months ended December 31, 2019 includes a total of $17.0 million of charges, consisting of an $11.4 million non-cash impairment of goodwill and a total of $5.6 million of charges associated with facility closures and related exit costs, inventory write-downs, and severance costs. Operating income and EBITDA for the three months ended March 31, 2019 includes $1.1 million of charges associated with the modification of the Company's retirement policy and severance costs.

Mats and Integrated Services	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Operating income (GAAP)	$3,062	$14,603	$13,538
Depreciation and amortization	5,168	5,505	5,365
EBITDA (non-GAAP)	8,230	20,108	18,903
Revenues	31,745	54,898	50,820
Operating Margin (GAAP)	9.6%	26.6%	26.6%
EBITDA Margin (non-GAAP)	25.9%	36.6%	37.2%

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Free Cash Flow
The following table reconciles the Company’s net cash provided by operating activities calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s free cash flow:

Consolidated	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Net cash provided by operating activities (GAAP)	$4,388	$19,100	$2,269
Capital expenditures	(6,649)	(9,003)	(17,467)
Proceeds from sale of property, plant and equipment	3,673	6,618	1,771
Free Cash Flow (non-GAAP)	$1,412	$16,715	$(13,427)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	March 31, 2020	December 31, 2019
Current debt	$6,981	$6,335
Long-term debt, less current portion	155,965	153,538
Total Debt	162,946	159,873
Total stockholders’ equity	530,359	548,645
Total Capital	$693,305	$708,518

Ratio of Total Debt to Capital	23.5%	22.6%

Total Debt	$162,946	$159,873
Less: cash and cash equivalents	(49,064)	(48,672)
Net Debt	113,882	111,201
Total stockholders’ equity	530,359	548,645
Total Capital, Net of Cash	$644,241	$659,846

Ratio of Net Debt to Capital	17.7%	16.9%
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